Exhibit 23.7

WILLIAM M. COBB & ASSOCIATES, INC.

Worldwide Petroleum Consultants

12770 Coit Road, Suite 907 Dallas, Texas 75251	Tel: (972) 385-0354 Fax: (972) 788-5165 E-Mail: office@wmcobb.com

January 6, 2023

Crescent Energy Company

600 Travis Street, Suite 7200

Houston, Texas, 77002

Re:	Crescent Energy Company

Gentlemen:

The firm of William M. Cobb & Associates, Inc. hereby consents to the incorporation by reference to the use of its name and to the use of its projections from the 2020 reserve report dated 12 August 2021 and the 2021 reserve report dated 20 January 2022 for Crescent Energy Company’s Proved Reserves and Future Net Revenue into this Registration Statement on Form S-3 of Crescent Energy Company, reviewed by William M. Cobb & Associates, Inc. on the 5th January 2023.

William M. Cobb & Associates, Inc. has no interests in Crescent Energy Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Crescent Energy Company. Crescent Energy Company does not employ us on a contingent basis.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.
Texas Registered Engineering Firm F-84

/s/ Tor Meling
Tor Meling Senior Vice President